Exhibit 4.58

AMENDMENT NO. 4 TO INTERCREDITOR AND SUBORDINATION AGREEMENT

This Amendment No. 4 to Intercreditor and Subordination Agreement (the “Agreement”) is by and among (i) RBS CITIZENS, NATIONAL ASSOCIATION (the “Senior Creditor”), (ii) WOODSIDE CAPITAL PARTNERS IV, LLC, WOODSIDE CAPITAL PARTNERS IV QP, LLC and LEHMAN BROTHERS COMMERCIAL BANK (the “Holders”), (iii) WOODSIDE AGENCY SERVICES, LLC, as collateral agent for the Holders (the “Collateral Agent” and together with the Holders, the “Subordinating Creditors”), (iv) NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the “Company”), and (v) the Guarantors named on the signature pages of this Agreement (the “Guarantors” and together with the Company, the “Obligors”). The parties named above shall be collectively referred to herein as the “Parties”.

R E C I T A L S

A.
Reference is hereby made to a certain Intercreditor and Subordination Agreement, dated as of November 30, 2007, by and among Senior Creditor, the Subordinating Creditors, and the Obligors, as amended by (i) a certain Amendment No. 1 to Intercreditor and Subordination Agreement dated as of March 31, 2008, (ii) a certain Amendment No. 2 to Intercreditor and Subordination Agreement dated as of June 30, 2008 and (iii) a certain Amendment No. 3 to Intercreditor and Subordination Agreement dated as of June 30, 2008 (as amended, the “Intercreditor Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Intercreditor Agreement.

B.
Company has requested approval of and/or financing from the Senior Creditor and Subordinating Creditors for the Company’s acquisition of Alan N. Kanter & Associates, Inc., a Maryland corporation with its principal place of business at 31 Walker Avenue, 2nd Floor, Baltimore, MD 21208 (the “Subsidiary”).

C.
Senior Creditor and Subordinating Creditors have approved of and/or have agreed to provide financing for the Company’s acquisition of the Subsidiary and, in connection therewith, have required that the Subsidiary execute certain guaranties in favor of Senior Creditor and Subordinating Creditors of the Company’s obligations under the Senior Documents and the Subordinated Documents, respectively.

D.
In connection with the execution of the foregoing guaranties, the Senior Creditor and Subordinating Creditors have also required that the Subsidiary agree, by its execution of this Agreement, to be bound by the terms and conditions of the Intercreditor Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 1 of 6

1.
The definition of “Guarantors” and “Obligors” set forth in the Intercreditor Agreement shall hereby be deemed to include the Subsidiary, and Subsidiary hereby agrees to be bound by the terms and conditions of the Intercreditor Agreement.

2.
Any guaranties executed by Subsidiary in favor of Senior Creditor shall hereby be deemed to be a “Senior Guaranty” under the Intercreditor Agreement, and any guaranties executed by Subsidiary in favor of Subordinated Creditors shall hereby be deemed to be a “Junior Guaranty” under the Intercreditor Agreement.

3.
No other changes shall be made to the Intercreditor Agreement. This Agreement is made in the Commonwealth of Massachusetts and shall be construed in accordance with its laws without regard to principles of conflicts of laws. If any provision hereof is in conflict with any statute or rule of law of the Commonwealth of Massachusetts or any other statute or rule of law of any other applicable jurisdiction or is otherwise unenforceable, such provisions shall be deemed null and void only to the extent of such conflict or unenforceability and shall be deemed separate from and shall not invalidate any other provision of this Agreement.

4.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other parties shall be a beneficiary hereunder. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

5.
This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

[Signatures appear on following page]

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 2 of 6

EXECUTED under seal as of the 16th day of July, 2008.

SENIOR CREDITOR:

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ Imran S. Bora
Imran S. Bora, Vice President

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 3 of 6

SUBORDINATING CREDITORS:

WOODSIDE CAPITAL PARTNERS IV, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne J. Firth
Name: Daphne J. Firth
Title: EVP

WOODSIDE CAPITAL PARTNERS IV QP, LLC

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne J. Firth
Name: Daphne J. Firth
Title: EVP

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/ Gary Murray
Name: Gary Murray
Title: ECO

WOODSIDE AGENCY SERVICES, LLC

By:	Woodside Capital Management, LLC, its Manager

By:	/s/ Daphne J. Firth
Name: Daphne J. Firth
Title: EVP

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 4 of 6

COMPANY:

NATIONAL INVESTMENT MANAGERS INC.

By:	/s/ John M. Davis
Name: John M. Davis
Title: President & COO

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 5 of 6

GUARANTORS:

ABR Advisors, Inc.
Alan N. Kanter & Associates, Inc.
Alaska Pension Services, Ltd.
Asset Preservation Corp.
Benefit Dynamics, Inc.
Benefit Management Inc.
BPI/PPA Inc.
California Investment Annuity Sales, Inc.
Circle Pension, Inc.
Complete Investment Management, Inc. of Philadelphia
Haddon Strategic Alliances, Inc.
Lamoriello & Co., Inc.
National Actuarial Pension Services, Inc.
National Associates, Inc., N.W.
Pension Administration Services, Inc.
Pentec, Inc
Pentec Capital Management, Inc.
Southeastern Pension Services, Inc.
Stephen H. Rosen & Associates, Inc.
The Pension Alliance, Inc
Valley Forge Consulting Corporation
VFE Merger Corp. a/k/a Valley Forge Enterprises, Ltd.
VEBA Administrators, Inc.
(d/b/a Benefit Planning, Inc.)
V.F. Associates, Inc.
V.F. Investment Services Corp.

By:	/s/ Steven J. Ross
Steven J. Ross, Chief Executive Officer

Amendment No. 4 to Intercreditor and Subordination Agreement	Page 6 of 6